Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Horizon National Corporation on Form S-4 of our report dated February 24, 2017 on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the 2016 Annual Report on Form 10-K of Capital Bank Financial Corp., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

June 28, 2017